Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SIDOTI & COMPANY, INC.

Article I

The name of this corporation shall be Sidoti & Company, Inc. (the “Corporation”).

Article II

The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

Article III

The nature of the business of this Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

Article IV

The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock with a par value of 0.001 Dollars ($0.001) per share.

Article V

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter, or repeal the by-laws of the corporation.

Article VI

This Corporation will have perpetual existence.

Article VII

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Article VIII

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article IX

The name and mailing address of the incorporator is as follows:

Peter T. Sidoti

Sidoti & Company

317 Madison Avenue

Suite 1410

New York, NY 10017

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The undersigned, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is its act and deed and the facts herein stated are true, and accordingly, have hereunto executed this 13th day of June, 2014.

/s/ Peter T. Sidoti
Peter T. Sidoti, Incorporator

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